UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Berry Plastics Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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February 21, 2013

Dear Stockholder:

The directors and officers of Berry Plastics Group, Inc. join me in inviting you to attend the annual meeting of our stockholders on March 20, 2013, at 10:00 a.m. local time, at the Aztar Executive Conference Center, 450 NW Riverside Dr., Evansville, Indiana 47708. The formal notice of this annual meeting and the proxy statement appear on the following pages. After reading the proxy statement, please submit your proxy through the Internet or by touch-tone telephone, or complete, sign, date and promptly return the proxy card by mail in the enclosed self-addressed envelope. We must receive votes submitted via mail, the Internet (via www.investorvote.com/BERY) or by touch-tone telephone by 1:00 a.m., Central Time, on March 20, 2013 in order for them to be counted at the Annual Meeting. We encourage you to vote via the Internet using the control number that appears on the front of your proxy card and to choose to view future mailings electronically rather than receiving them on paper.

We urge you to submit your proxy promptly. Even after submitting the proxy, you may, of course, vote in person on all matters brought before the meeting.

                                     Sincerely,

                                    /s/ Jonathan D. Rich
                Jonathan D. Rich
                Chairman of the Board of Directors,
                Chief Executive Officer and Director

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BERRY PLASTICS GROUP, INC.
EVANSVILLE, INDIANA

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The annual meeting of the stockholders of Berry Plastics Group, Inc. will be held on March 20, 2013, at 10:00 a.m., local time, at the Aztar Executive Conference Center, 450 NW Riverside Dr., Evansville, Indiana 47708, for the following purposes:

(1)	to elect three directors to Berry’s board of directors for a term of three years;

(2)	to approve, on an advisory, non-binding basis, our executive compensation;

(3)	to vote on an advisory, non-binding basis on whether the advisory vote on executive compensation should occur every one, two or three years; and

(4)	to ratify the selection of Ernst & Young LLP as Berry's independent registered public accountants for the fiscal year ending September 28, 2013.

We describe each of these proposals in more detail in the accompanying proxy statement, which you should read in its entirety before voting.

Only stockholders of record at the close of business on February 14, 2013 are entitled to notice of and to vote at this meeting and any adjournments or postponements of this meeting.

                                            By order of the Board of Directors,

                                           /s/ Jason K. Greene
                                            Jason K. Greene
                                            General Counsel and Secretary

Evansville, Indiana
February 21, 2013

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to Be Held on Wednesday, March 20, 2013:

 The proxy materials for the Annual Meeting are available at www.edocumentview.com/BERY.

BERRY PLASTICS GROUP, INC.
101 OAKLEY STREET
EVANSVILLE, INDIANA 47710

PROXY STATEMENT

In this proxy statement, Berry Plastics Group, Inc. is referred to as “we,” “us,” “our,” “our company,” “the company” or “Berry.”

QUESTIONS AND ANSWERS ABOUT THIS ANNUAL MEETING

Q: Why did I receive this proxy statement?

As a Berry stockholder, you received this proxy statement because our Board of Directors is soliciting your proxy to vote at the annual meeting of stockholders. The annual meeting will be held on March 20, 2013, at 10:00 a.m., local time, at the Aztar Executive Conference Center, 450 NW Riverside Dr., Evansville, Indiana 47708.

This proxy statement summarizes the information you need to know to vote on an informed basis at the annual meeting; however, you do not need to attend the annual meeting to vote your shares. See “How do I vote my shares before the Annual Meeting?” We will begin distributing this proxy statement, the attached notice of annual meeting and the proxy card(s) on or about February 22, 2013.

Q: What am I voting on?

If you hold shares of common stock, you are being asked to consider and vote on the following proposals:

	a proposal to elect three directors to our board of directors for terms of three years;

	a proposal to approve, on an advisory, non-binding basis, our executive compensation;

	a proposal to vote on an advisory, non-binding basis on whether the advisory vote on executive compensation should occur every one, two or three years; and

	a proposal to ratify the selection of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending September 28, 2013.

Q: Who is entitled to vote?

Holders of outstanding common stock as of the close of business on February 14, 2013, the record date, are entitled to vote at the annual meeting. As of February 14, 2013, 113,067,431 shares of common stock were issued and outstanding.  Each holder of our common stock as of the record date will be entitled to one vote per share.

Q: Has the board of directors made any recommendation with respect to each proposal?

The Board of Directors recommends that holders of common stock vote FOR the election of all director nominees, FOR the approval of our executive compensation on an advisory, non-binding basis, FOR holding the advisory, non-binding vote on executive compensation every THREE years and FOR the ratification of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending September 28, 2013.

Q: What does it mean if I get more than one proxy card?

If you receive more than one proxy card, it means you hold shares registered in more than one account. Sign and return ALL proxy cards to ensure that all your shares are voted.

Q: How do I vote my shares before the Annual Meeting?

If you hold your shares in your own name, you may submit a proxy by one of several methods:


Submitting a Proxy by Mail: If you choose to submit a proxy by mail, simply mark the appropriate proxy card, date and sign it, and return it in the postage paid envelope provided or to the address shown on the proxy card.  The proxy card must be received prior to the Annual Meeting.


Submitting a Proxy by Telephone or via the Internet:  If you choose to submit a proxy by telephone or via the Internet, follow the instructions provided on the proxy card.  If you submit your proxy by telephone or via the Internet, you do not need to return a proxy card by mail.  Internet and telephone proxy submission is available 24 hours a day.  Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on March 20, 2013.


Submitting a Proxy in Person at the Annual Meeting:  You may vote your shares in person at the Annual Meeting.  Even if you plan to attend the Annual Meeting in person, we recommend that you also submit your proxy by telephone or via the Internet, or by completing, signing, dating, and returning the attached proxy card by the applicable deadline so that your vote will be counted if you later decide not to, or are unable to, attend the meeting.

By casting your vote, you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions.

If your shares are held in the name of a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.  Please check with your bank or broker and follow the voting procedures your bank or broker provides to vote your shares. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must request a legal proxy from your bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting.

Q: If I am the beneficial owner of shares held in "street name" by my broker, will my broker automatically vote my shares for me?

Shares held in street name are shares held electronically in the account of a broker. The actual shareholder is referred to as the beneficial owner. Stock exchange rules applicable to brokers grant your broker discretionary authority to vote your shares without receiving your instructions on certain matters. Your broker has discretionary voting authority under these rules to vote your shares on the ratification of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending September 28, 2013.  However, unless you provide voting instructions to your broker, your broker does not have authority to vote on the election of directors,  approval on an advisory, non-binding basis of the executive compensation or approval on an advisory, non-binding basis of whether the advisory vote on executive compensation should occur every one, two or three years.  Therefore, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

Q:  How will my shares be voted if I give my proxy but do not specify how my shares should be voted?

If you provide specific voting instructions, your shares will be voted at the Annual Meeting in accordance with your instructions. If you return your signed proxy card but do not indicate your voting preferences, we will vote on your behalf FOR the election of all director nominees, FOR the approval of our executive compensation on an advisory, non-binding basis, FOR holding the advisory, non-binding vote on executive compensation every THREE years and FOR the ratification of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending September 28, 2013.

Q:  What is an “abstention” or a broker “non-vote” and how do they affect the vote?

An “abstention” occurs when a stockholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter. Abstentions are counted as present for purposes of determining a quorum.  An abstention with respect to the election of directors is neither a vote cast “for” a nominee or a vote cast “against” the nominee and, therefore, will have no effect on the outcome of the vote. Abstentions with respect to the approval of our executive compensation on an advisory, non-binding basis or the ratification of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending September 28, 2013 will act as a vote against these proposals.  Abstentions with respect to the advisory, non-binding proposal regarding future advisory votes to approve executive compensation do not constitute a vote for any particular frequency and will have no effect on the outcome of the vote on this proposal.

A broker “non-vote” occurs when a broker or other nominee who holds shares for the beneficial owner is unable to vote those shares for the beneficial owner because the broker or other nominee does not have discretionary voting power for the proposal and has not received voting instructions from the beneficial owner of the shares. Brokers will have discretionary voting power to vote shares for which no voting instructions have been provided by the beneficial owner only with respect to the ratification of Ernst & Young LLP as our independent registered public accountants. Brokers will not have such discretionary voting power to vote shares with respect to the election of directors, the advisory, non-binding approval of our executive compensation or the advisory, non-binding proposal regarding future advisory votes to approve executive compensation. Shares that are the subject of a broker non-vote are included for quorum purposes, but a broker non-vote with respect to a proposal will not be counted as a vote represented at the meeting and entitled to vote and, consequently, as a general matter, will have no effect on the outcome of the vote.

Q: How can I change my vote?

You may revoke your proxy at any time before it is exercised by:

	Delivering to the Secretary a written notice of revocation, dated later than the proxy, before the vote is taken at the Annual Meeting;

	Delivering to the Secretary an executed proxy bearing a later date, before the vote is taken at the Annual Meeting; or

	Attending the Annual Meeting and voting in person (your attendance at the Annual Meeting, in and of itself, will not revoke the proxy).

Any written notice of revocation, or later dated proxy, should be delivered to:

Berry Plastics Group, Inc.
101 Oakley Street
Evansville, Indiana 47710
Attention: Jason K. Greene, General Counsel and Secretary

Alternatively, you may hand deliver a written revocation notice, or a later dated proxy, to the Secretary at the Annual Meeting before we begin voting.

If your shares are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or other nominee if you wish to change your vote.

Q: What constitutes a quorum?

The holders of a majority of the outstanding shares of the company entitled to vote generally in the election of directors, represented in person or by proxy, constitute a quorum.

Q: How many votes are needed for approval of each proposal?

Directors to be elected by the holders of common stock for a three-year term will be elected by a plurality of the votes cast with respect to such positions by the holders of outstanding common stock entitled to vote in the election who are present, in person or by proxy, at the meeting. Consequently, the director nominees receiving the most votes of the holders of common stock, voting together, will be elected to fill three director positions for three-year terms. Only votes cast FOR a nominee will be counted.

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter is required to ratify the appointment of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending September 28, 2013.

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter is required to approve the proposal on executive compensation. The proposal is an advisory vote, which means that it is nonbinding on the company.  However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.

No voting standard is applicable to the advisory vote on the frequency of the advisory vote on executive compensation.  However, the Board will consider the outcome of the vote when determining the frequency of future advisory votes on executive compensation.

Q: What percentage of stock does our largest stockholder own and how does our largest stockholder intend to vote? What about executive officers and directors?

Certain investment vehicles affiliated with Apollo Management V, L.P. or Apollo Management VI, L.P. (collectively, the “Apollo Funds”), which beneficially owned approximately 59.2% of our common stock (not including the potential voting power of unexercised options) as of February 14, 2013. The Apollo Funds have informed us that they intend to vote for each of the nominees for director and in favor of the proposals regarding the advisory, non-binding approval of our executive compensation, the advisory, non-binding approval that the advisory vote on executive compensation should occur every three years, and the ratification of the selection of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending September 28, 2013.  If they do so, the election of Messrs. Donald C. Graham, David B. Heller and Carl J. “Rick” Rickertsen and the foregoing proposals are expected to be approved.

Q: Does Berry offer an opportunity to receive future proxy materials electronically?

Yes. If you are a stockholder of record, you may, if you wish, receive future proxy statements and annual reports online. If you elect this feature, you will receive either a proxy card or an e-mail message notifying you when the materials are available, along with a web address for viewing the materials. You may sign up for electronic delivery by marking and signing the appropriate spaces on your proxy card or by contacting our Investor Relations Department by e-mail at ir@berryplastics.com or by phone at (812) 306-2964. If you received these materials electronically, you do not need to do anything to continue receiving materials electronically in the future.

If you hold your shares in a brokerage account, you may also have the opportunity to receive proxy materials electronically. Please follow the instructions of your broker.

Electronic delivery saves Berry money by reducing printing and mailing costs. It will also make it convenient for you to receive your proxy materials online. Berry charges nothing for electronic delivery. You may, of course, incur the usual expenses associated with Internet access, such as telephone charges or charges from your Internet service provider.

You may discontinue electronic delivery at any time. For more information, contact our Investor Relations Department by e-mail at ir@berryplastics.com or by phone at (812) 306-2964.

Q: Who can attend the Annual Meeting?

All stockholders as of February 14, 2013 can attend.

Q: What do I do if I have additional questions?

If you have any questions prior to the annual meeting, please contact our Investor Relations Department by e-mail at ir@berryplastics.com or by phone at (812) 306-2964.

DIRECTORS AND EXECUTIVE OFFICERS

The following table provides information regarding the executive officers and members of the Board of Directors of Berry.

Name	Age	Director Term Expiration	Title
Jonathan D. Rich(3)(4)	57	2015	Chairman, Chief Executive Officer and Director
Randall J. Becker	57	-	Chief Operating Officer and President
James M. Kratochvil	56	-	Chief Financial Officer
B. Evan Bayh(4)	57	2014	Director
Anthony M. Civale(1)	38	2014	Director
Donald C. Graham(1)	80	2013	Director
Steven C. Graham	54	2014	Director
Joshua J. Harris	48	2015	Director
David B. Heller(2)	46	2013	Director
Carl J. (Rick) Rickertsen(2)	52	2013	Director
Robert V. Seminara(1)(2)(3)(4)	41	2015	Director

(1)	Member of the Compensation Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Executive Committee.
(4)	Member of the Nominating & Governance Committee.

Jonathan D. Rich assumed the role of Chairman and Chief Executive Officer of Berry Plastics Group, Inc. in October 2010.  Prior to becoming CEO, Dr. Rich served as President and Chief Executive Officer of Momentive Performance Materials, Inc. from June 2007 until October 2010.  Prior to Momentive, Dr. Rich held executive positions at Goodyear Tire and Rubber from 2000 until 2007, including President of Goodyear North American Tire and President of Goodyear Chemical.  Dr. Rich began his career at General Electric in 1982, where he was employed for 18 years in a variety of R&D, operational and executive roles.  Dr. Rich’s position as Chief Executive Officer, his extensive management experience and his skills in business leadership and strategy qualify him to serve as a director of the company.

Randall J. Becker was named President and Chief Operating Officer of Berry Plastics Group, Inc. in December 2009.  Mr. Becker formerly served as an Executive Vice President of Operations and has served in a variety of operational and executive roles over his 22 years of service with the company.

James M. Kratochvil has been Chief Financial Officer of Berry Plastics Group, Inc. since 1991.  Mr. Kratochvil was formerly employed by our predecessor company from 1985 to 1991 as Controller.

B. Evan Bayh has been a member of our Board of Directors since 2011.  Mr. Bayh is a former U.S. Senator and Indiana Governor.  He was a member of the U.S. Senate from the state of Indiana from 1998 until his retirement in 2011.  While in the Senate, he served on a variety of committees, including the Banking, Housing and Urban Affairs Committee, and the Committee on Small Business and Entrepreneurship.  Prior to serving in the Senate, Mr. Bayh served as Indiana Governor from 1988 to 1997.  Mr. Bayh’s many years of service in elected office, including as the chief executive of a large Midwestern state, qualifies him to serve as a director of the company.

Anthony M. Civale has been a member of our Board of Directors since 2006.  Mr. Civale is the Lead Partner and Chief Operating Officer of Apollo Capital Management, LLC and co-founded Apollo’s senior credit and structured credit businesses.  He joined Apollo in 1999.  Prior to that time, Mr. Civale was employed by Deutsche Bank Securities, Inc. in the Financial Sponsors Group within its Corporate Finance Division.  Mr. Civale also serves on the Board of Directors of HFA Holdings Limited, a multi-billion hedge fund of funds operator.  In addition to these corporate boards, Mr. Civale also serves on the Board of Directors of Youth INC, a non-profit organization serving New York City children, and is a member of the Board of Trustees of Middlebury College.  Mr. Civale has previously served on the boards of directors of Harrah’s Entertainment, Goodman Global, Inc. Prestige Cruises and Covalence Specialty Materials.  Mr. Civale graduated from Middlebury College with a B.A. in Political Science.  Mr. Civale’s extensive financial and business experience qualify him to serve as a director of the company.

Donald C. Graham founded “The Graham Group,” an alliance of independently owned and operated industrial businesses and investment management firms, and has been a member of our Board of Directors since 2006.  Over nearly half a century, Mr. Graham built a substantial family industrial concern—founding consumer packaging, capital equipment and building products businesses, and investing in companies serving a wide range of consumer and industrial sectors.  Mr. Graham founded Graham Packaging Company, in which he sold a controlling interest in 1998 and retained a minority ownership position until the company was sold in 2011; as of that point, The Graham Group’s three legacy industrial businesses operated in more than 90 locations worldwide.  Mr. Graham participates on several advisory boards of The Graham Group’s independently owned and managed investment concerns and continues to provide guidance as an active board member of, and investor in, many underlying portfolio companies.  Mr. Graham is Steven C. Graham’s father.  Mr. Graham’s leadership of The Graham Group and his extensive financial and business experience, including in the packaging industry, qualify him to serve as a director of the company.

Steven C. Graham serves as Senior Managing Principal of Graham Partners and has been a member of our Board of Directors since 2006.  Graham Partners is an independent private investment firm focused on investing in business with proprietary technologies, advanced manufacturing know-how, innovative product development capabilities, and strong growth potential.  Prior to founding Graham Partners in 1988, Mr. Graham worked in the Investment Banking Division of Goldman, Sachs & Co. in New York and as an Acquisition Officer for the RAF Group, a private investment firm headquartered in Philadelphia, Pennsylvania.  Mr. Graham serves on the boards of numerous portfolio companies of Graham Partners and on the firm’s Investment Committee; he also serves on the Advisory Board of certain unaffiliated private investment funds managed by other general partners.  Mr. Graham also serves on the Board of Advisors for the Center for Private Equity and Entrepreneurship at the Tuck School of Business at Dartmouth College, Williams College Endowment’s Non-marketable Assets Advisory Committee, and other charitable and for-profit advisory boards.  Mr. Graham earned his B.A. with a double major in Philosophy and English from Williams College in 1982 and his M.B.A. from Dartmouth College’s Amos Tuck School of Business in 1986.  Mr. Graham is Donald C. Graham’s son.  Mr. Graham’s extensive financial and business experience qualify him to serve as a director of the company.

Joshua J. Harris has been a member of our Board of Directors since 2006.  Mr. Harris is a Senior Managing Director of Apollo Global Management, LLC and Managing Partner of Apollo Management, L.P., which he co-founded in 1990.  Prior to 1990, Mr. Harris was a member of the Mergers and Acquisitions Group of Drexel Burnham Lambert Incorporated.  Mr. Harris also currently serves on the boards of directors of Apollo Global Management, LLC, Lyondell Basell Industries, CEVA Group plc, Momentive Performance Materials and the holding company for Constellium.  Mr. Harris has previously served on the boards of directors of Verso Paper, Metals USA, Nalco, Allied Waste Industries, Pacer International, General Nutrition Centers, Furniture Brands International, Compass Minerals Group, Alliance Imaging, NRT Inc., Covalence Specialty Materials, United Agri Products, Quality Distribution, Whitmire Distribution, and Noranda Aluminum.  Mr. Harris graduated summa cum laude and Beta Gamma Sigma from the University of Pennsylvania’s Wharton School of Business with a Bachelor of Science Degree in Economics and received his M.B.A. from the Harvard School of Business, where he graduated as a Baker and Loeb Scholar.  Mr. Harris’ leadership of Apollo and his extensive financial and business experience qualify him to serve as a director of the company.

Robert V. Seminara has been a member of our Board of Directors since 2006.  Mr. Seminara joined Apollo Management, L.P. in 2003.  Prior to that time, Mr. Seminara was a member of the Private Equity Group at Evercore Partners from 1996 to 2003.  Prior to his tenure at Evercore, Mr. Seminara was employed by Lazard Frères & Co. in the firm’s Media & Communications Group.  Mr. Seminara also is a member of the Board of Managers of Momentive Performance Materials Holdings LLC.  Mr. Seminara graduated summa cum laude with a B.S. in Economics from the University of Pennsylvania’s Wharton School of Business.  Mr. Seminara’s extensive financial and business experience qualify him to serve as a director of the company.

David B. Heller became a member of our Board of Directors in October 2012.  Mr. Heller is the former Global Co-Head of the Securities Division at Goldman, Sachs & Co., where he also served on the Management Committee.  He joined Goldman Sachs in 1989 in New York and also spent significant time living and working in Tokyo and London during his career with the firm.  He retired from Goldman in March of 2012.  Currently he serves as a Trustee for the Acumen Fund, the New Museum of Contemporary Art, Project Morry, and Third Way.  He earned a B.A. from Harvard College and continues to be involved with the university as Co-Chair of his class fundraising efforts.  Mr. Heller’s extensive financial experience qualifies him to serve as a director of the company.

Carl J. (Rick) Rickertsen became a member of our Board of Directors in January 2013.  Mr. Rickertsen is currently managing partner of Pine Creek Partners, a private equity investment firm, a position he has held since

January 2004. From January 1998 to January 2004, Mr. Rickertsen was chief operating officer and partner of Thayer Capital Partners, a private equity investment firm. From September 1994 to January 1998, Mr. Rickertsen was a managing partner at Thayer. Mr. Rickertsen was a founding partner of three Thayer investment funds totaling over $1.4 billion and is a published author. Mr. Rickertsen has been a member of the Board of Directors of MicroStrategy, a publicly-traded software firm, since October 2002; Apollo Senior Floating Rate Fund, a closed-end senior bank debt fund since 2011; Noranda Aluminum, a U.S.-based aluminum producer, since 2012, and Berry Plastics, a large packaging manufacturer, since 2013. Mr. Rickertsen was formerly a board member of publicly-traded companies Convera Corporation, a search-engine software company, UAP Holding Corp., a distributor of agriculture products, and Homeland Security Capital Corporation, a specialized technology provider to government and commercial customers. Mr. Rickertsen received a BS from Stanford University and an MBA from Harvard Business School. Mr. Rickertsen's extensive financial experience qualifies him to serve as a director of the company.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of February 14, 2013, regarding the beneficial ownership of the common stock of Berry Plastics Group, Inc. with respect to:

•	each person that is a beneficial owner of more than 5% of its outstanding common stock;

•	each director and each executive officer named in the Summary Compensation Table; and

•	all directors and executive officers as a group.

As of February 14, 2013, there were 113,067,431 shares of our common stock issued and outstanding.

Name and Address of Owner(1)	Number of Shares of Common Stock(1)	Percent of Class
Apollo Funds(2)	66,915,477	59.2%
Graham Berry Holdings, L.P.(3)	6,125,000	5.4%
Lord, Abbett & Co. LLC(4)	5,819,070	5.1%
James M. Kratochvil(5)	1,097,948	1.0%
Jonathan Rich(5)	657,487	*
Randall J. Becker(5)	484,390	*
G. Adam Unfried(5)	321,025	*
Thomas E. Salmon(5)	212,158	*
B. Evan Bayh(6)(7)	40,000	*
Anthony M. Civale(6)(7)	58,753	*
Donald C. Graham(6)(8)	39,999	*
Steven C. Graham(6)(8)	39,999	*
Joshua J. Harris(6)(7)	58,753	*
Robert V. Seminara(6)(7)	58,753	*
David B. Heller(5)	15,500	*
Rick Rickertsen(5)	15,500	*
All directors and executive officers as a group (18 persons)	4,000,217	3.5%

*	Less than 1% of common stock outstanding.

(1)
The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities.  Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security.  Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.  Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

(2)
The amount reported includes shares held of record by Apollo V Covalence Holdings, L.P. (“Covalence V”), Apollo Investment Fund V, L.P. (“AIF V”), Covalence Co-Investment Holdings LLC (“Covalence Co-Invest”), Apollo Investment Fund VI, L.P. (“AIF VI”), AP Berry Holdings, L.P. (“AP Holdings”) and BPC Co-Investment Holdings LLC (“BPC Co-Investment LLC,” and together with Covalence V, AIF V, Covalence Co-Invest, AIF VI and AP Holdings, the “Apollo Funds”).  Apollo V Covalence Holdings, LLC (“Covalence LLC”) is the general partner of Covalence V, and Apollo Advisors V, L.P. (“Advisors V”) is the general partner of AIF V. AP Berry Holdings, LLC (“AP Holdings LLC”) is the general partner of AP Holdings and the fiduciary of Apollo Overseas Partners (Germany) VI, L.P. (“Overseas Germany”), which is a limited partner of AP Holdings, with respect to Overseas Germany’s investment in our common stock.  Apollo Advisors VI, L.P. (“Advisors VI”) is the general partner of AIF VI and the managing general partner of Overseas Germany.  Apollo Capital Management V, Inc. (“ACM V”) is the general partner of Advisors V, and Apollo Capital Management VI, LLC (“ACM VI”) is the general partner of Advisors VI.  Apollo Principal Holdings I, L.P. (“Principal I”) is the sole stockholder of ACM V and the sole member of ACM VI.  Apollo Principal Holdings I GP, LLC (“Principal I GP”) is the general partner of Principal I.  Apollo Management V, L.P. (“Management V”) is the manager of Covalence LLC and Covalence Co-Invest, and the investment manager of AIF V.  Apollo Management VI,

L.P. (“Management VI”) is the manager of AP Holdings LLC, BPC Co-Investment LLC and Overseas Germany, and the investment manager of AIF VI.  AIF V Management, LLC (“AIF V LLC”) is the general partner of Management V and AIF VI Management, LLC (“AIF VI LLC”) is the general partner of Management VI.  Apollo Management, L.P. (“Apollo Management”) is the sole member and manager of AIF V LLC and AIF VI LLC, and Apollo Management GP, LLC (“Apollo Management GP”) is the general partner of Apollo Management.  Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Apollo Management GP, and Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings.  Leon Black, Joshua Harris and Marc Rowan are the managers of Principal I GP, and the managers, as well as executive officers, of Management Holdings GP, and as such may be deemed to have voting and dispositive control of the shares of our common stock held by the Apollo Funds.  Each of the Apollo Funds disclaims beneficial ownership of the shares of our common stock held of record by any of the other Apollo Funds, and each of Covalence LLC, Overseas Germany, Advisors V, AP Holdings LLC, Advisors VI, ACM V, ACM VI, Principal I, Principal I GP, Management V, Management VI, AIF V LLC, AIF VI LLC, Apollo Management, Apollo Management GP, Management Holdings, Management Holdings GP, and Messrs. Black, Harris and Rowan, disclaims beneficial ownership of the shares of our common stock held of record by the Apollo Funds.  The address of Covalence V, AP Holdings, AIF V, AIF VI, Covalence LLC, AP Holdings LLC, Advisors V, Advisors VI, ACM V, ACM VI, Principal I and Principal I GP is One Manhattanville Road, Suite 201, Purchase, New York 10577.  The address of Overseas Germany is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Street, George Town, KY1-9005 Grand Cayman, Cayman Islands.  The address of each of Covalence Co-Invest, BPC Co-Investment LLC, Management V, Management VI, AIF V LLC, AIF VI LLC, Apollo Management, Apollo Management GP, Management Holdings and Management Holdings GP, and Messrs. Black, Harris and Rowan, is 9 West 57th Street, 43rd Floor, New York, New York 10019.

(3)
Graham Partners II, L.P., as the sole member of the general partner of Graham Berry Holdings, L.P., has the voting and investment power over the shares held by Graham Berry Holdings, L.P.  Each of Messrs. Steven Graham and Donald Graham, who have relationships with Graham Partners II, L.P. and/or Graham Berry Holdings, L.P., disclaims beneficial ownership of any shares of Berry Plastics Group, Inc. that may be deemed beneficially owned by Graham Partners II, L.P. or Graham Berry Holdings, L.P. except to the extent of any pecuniary interest therein.  Each of Graham Partners II, L.P. and its affiliates disclaims beneficial ownership of any such shares in which it does not have a pecuniary interest.  The address of Graham Partners II, L.P. and Graham Berry Holdings, L.P. is 3811 West Chester Pike, Building 2, Suite 200, Newtown Square, Pennsylvania 19073.

(4)
Beneficial ownership information is as of December 31, 2012 and is based upon a Schedule 13G Lord, Abbett & Co. LLC filed with the SEC on February 14, 2012.  Lord, Abbett & Co. LLC reported beneficial ownership in the aggregate 5,819,570 shares for which it had sole dispositive power and 5,390,070 shares for which it had sole voting power.   The securities reported on such Schedule 13G as being beneficially owned by Lord, Abbett & Co. LLC are held on behalf of its investment advisory clients, which may include investment companies registered under the Investment Company Act, employee benefit plans, pension funds or other institutional clients.  The address of Lord, Abbett & Co. LLC is 90 Hudson Street, Jersey City, NJ 07302.

(5)
The address of Messrs. Kratochvil, Becker, Unfried, Salmon, Heller, Rickertsen and Dr. Rich is c/o Berry Plastics Group, Inc., 101 Oakley Street, Evansville, Indiana 47710.  Total includes underlying options that are vested or scheduled to vest within 60 days.

(6)
Total represents underlying options that are vested or scheduled to vest within 60 days for each of Messrs. Bayh, Civale, Donald Graham, Steven Graham, Harris and Seminara.  Options for 24,500 shares beneficially owned by Steven Graham are held of record by Graham Partners, Inc.

(7)	The address of Messrs. Bayh, Civale, Harris and Seminara is c/o Apollo Management, L.P., 9 West 57th Street, New York, New York 10019.

(8)	The address of Messrs. Steven Graham and Donald Graham is c/o Graham Partners, Inc. is 3811 West Chester Pike, Building 2, Suite 200, Newtown Square, Pennsylvania 19073.

CORPORATE GOVERNANCE

General
Berry aspires to the highest ethical standards for our employees, officers and directors, and remains committed to the interests of our stockholders. We believe we can achieve these objectives only with a plan for corporate governance that clearly defines responsibilities, sets high standards of conduct and promotes compliance with the law. The Board of Directors has adopted formal corporate governance guidelines, as well as policies and procedures designed to foster the appropriate level of corporate governance. Some of these guidelines and procedures are discussed below.

As of the date of this proxy statement, funds affiliated with Apollo will continue to control a majority of our voting common stock.  As a result, we qualify as a “controlled company” within the meaning of the NYSE corporate governance standards.  Under the NYSE rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain NYSE corporate governance requirements, including:

•	the requirement that a majority of the Board of Directors consists of independent directors;
•
the requirement that we have a nominating/corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and
•	the requirement for an annual performance evaluation of the nominating/corporate governance and compensation committees.

As a result, we do not have a majority of independent directors nor do our nominating/corporate governance and compensation committees consist entirely of independent directors, and we are not required to have an annual performance evaluation of the nominating/corporate governance and compensation committees.

If at any time we cease to be a “controlled company” under stock exchange rules, the Board of Directors will take all action necessary to comply with the applicable stock exchange rules, including appointing a majority of independent directors to the Board of Directors and establishing certain committees composed entirely of independent directors, subject to any permitted “phase-in” period.

Director Independence

Our Board of Directors has determined that Messrs. Heller and Rickertsen satisfy the independence standards established by the Securities and Exchange Commission and the rules of the NYSE.  Dr. Rich is not considered independent under any general listing standards due to his current and past employment relationship with us, and Messrs. Civale, Donald C. Graham, Steven C. Graham, Harris, Bayh and Seminara are not considered independent under any general listing standards due to their relationships with Apollo and Graham Partners, our largest stockholders.

Board Committees

Our Board of Directors comprises a Compensation Committee, an Audit Committee, an Executive Committee, and a Nominating and Governance Committee.  The charter for each Board committee is available on our website at www.berryplastics.com.

Audit Committee

Our Audit Committee currently consists of Messrs. Seminara, Heller (Chair) and Rickertsen.  Our Board of Directors has determined that Messrs. Heller and Rickertsen satisfy the requirements for independence and financial literacy under the rules and regulations of the NYSE and the Securities and Exchange Commission, qualify as audit committee financial experts as defined under Securities and Exchange Commission rules and regulations, and satisfy the financial sophistication requirements of the NYSE.  Under the NYSE rules a listed company must have at least one independent member of the audit committee at the time of listing, a majority of independent members within 90 days of its registration statement being declared effective and a fully independent audit committee within one year of its registration statement being declared effective.  The Board of Directors will take all action necessary to comply with the applicable stock exchange rules, including appointing an audit committee composed entirely of independent directors, subject to the above-described transition period.  During the 2012 fiscal year our Audit Committee held 4 meetings either in person or by telephone.

The principal duties and responsibilities of our Audit Committee are to oversee and monitor the following:

•	the annual appointment of auditors, including the independence, qualifications and performance of our auditors and the scope of audit and non-audit assignments and related fees;
•	the accounting principles we use in financial reporting;
•	our financial reporting process and internal auditing and control procedures;
•	our risk management policies;
•	the integrity of our financial statements; and
•	our compliance with legal, ethical and regulatory matters.

Compensation Committee

Our Compensation Committee consists of Messrs. Civale, Donald C. Graham and Seminara (Chair).  While compensation matters were discussed by members of the Compensation Committee during informal sessions and by the whole board, including members of the Compensation Committee, at Board of Directors meetings, the Compensation Committee took appropriate action by written resolution.

The principal duties and responsibilities of our Compensation Committee are the following:

•
approval and recommendation to our Board of Directors of all compensation plans for the CEO of the company, all employees of the company and its subsidiaries who report directly to the CEO, and other members of the Senior Management Group, as well as all compensation for our Board of Directors;

•	approval of short-term compensation of the Senior Management Group and recommendation of short-term compensation for members of our Board of Directors;
•	approval and authorization of grants under the company’s or its subsidiaries’ incentive plans, including all equity plans and long-term incentive plans; and
•	the preparation of any report on executive compensation required by SEC rules and regulations, if any.

Nominating and Governance Committee

Our Nominating and Governance Committee consist of Messrs. Rich, Seminara (Chair) and Bayh.  The Committee was formed in connection with our initial public offering, after the end of fiscal year 2012.  The principal duties and responsibilities of our Nominating and Governance Committee are the following:

•	implementation and review of criteria for membership on our Board of Directors and its committees;
•	recommendation of proposed nominees for election to our Board of Directors and membership on its committees; and
•	recommendations to our Board of Directors regarding governance and related matters.

When considering individuals to recommend for nomination to the Board of Directors, the Nominating and Governance Committee considers both the requisite skills and characteristics of individual directors, as well as the composition of the whole Board of Directors.  In the course of this assessment, the Nominating and Governance Committee may consider factors that include independence, skills, age, diversity (including viewpoint, professional experience, education, race, gender and national origin diversity) and industry or other relevant experience.  The Nominating and Governance Committee may choose to engage the services of third-party consulting firms to assist during this process, as well.

In addition, the Nominating and Governance Committee will consider stockholder recommendations for director candidates, which should be submitted in writing to our principal executive offices at 101 Oakley Street, Evansville, IN 47710, in care of our Corporate Secretary, or, alternatively, by email to ir@berryplastics.com, along with the name of the candidate and all biographical and other information the candidate would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission, a description of the relationship between the candidate and the recommending stockholder, the proposed candidate’s consent to serve as a director if elected and proof of the number of shares of our common stock owned by the recommending stockholder and the length of time he or she has owned those shares.  The Nominating and Governance Committee may request additional information and will then evaluate the proposed candidate based on the criteria described above.  These procedures relate only to stockholder recommendations for director candidates to be considered by the Nominating and Governance Committee. Any stockholder who wishes to formally nominate a candidate must follow the procedures set forth in our Bylaws. See “Stockholder Proposals.”

Executive Committee

Our Executive Committee consists of Messrs. Rich and Seminara.  The principal duties and responsibilities of our Executive Committee are the following:

•	the exercise of the powers and duties of the Board of Directors between board meetings and while the Board is not in session, subject to applicable law and our organizational documents; and
•	the implementation of the policy decisions of our Board of Directors.

Meeting Attendance

During our last fiscal year, our Board of Directors held 5 meetings, either in person or by telephone. Except for Anthony M. Civale and Joshua J. Harris, each director attended at least 75% of the aggregate of (1) the total number of meetings of our Board of Directors held while he or she was a director and (2) the total number of meetings held by all committees on which he or she served during the periods that he or she served on the committee.  All directors have been invited to attend the 2013 Annual Meeting, but are not expected to attend.

Board Leadership Structure

At present, the Board of Directors has chosen to combine the positions of Chief Executive Officer and Chairman of the Board so that the same person serves in both roles.  The Board believes that at this time, the interests of the Company and its stockholders are better served with one person serving in both roles and that the Chief Executive Officer is the person with the necessary experience and support of the other Board members to carry out the role of Chairman in an effective manner.  The Board is aware that in the future, there may be circumstances under which it will be appropriate to appoint an independent Chairman.  Therefore, the Board believes it is important that the Company retain the organizational flexibility to determine whether the roles of Chief Executive Officer and Chairman of the Board should be separated or combined.  The Board believes the current structure promotes a cohesive leadership structure and a unified direction for the Board and executive management, and also allows for better alignment of strategic development and execution, more effective implementation of strategic initiatives, and clearer accountability for success or failure.  Moreover, the Board believes that having our Chief Executive Officer serve as Chairman gives management a strong voice on the Board notwithstanding that Apollo controls a majority of our common stock.

Board Role in Risk Oversight

It is the direct responsibility of the Chief Executive Officer and the other members of management to manage the Company’s enterprise risks on a day-to-day basis.  The Board of Directors has responsibility for the oversight of risk management on an enterprise-wide basis through regular updates from management and the strategic planning process.  The Board of Directors’ approach is to identify, prioritize, monitor and appropriately mitigate all material business risks in order to support the company’s strategy, including proper financial management and sustainable growth, while protecting and enhancing stockholder value.  In addition, the board delegates certain risk management oversight responsibilities to its committees; for example, the Audit Committee is responsible for monitoring our material financial and other risk exposures, including risks relating to the financial reporting process and internal controls, as well as risks from related party transactions, and the Compensation Committee is responsible for overseeing risks relating to our compensation programs.

Communications with the Board

Any person who wishes to communicate with the Board of Directors, including the independent directors, may direct a written communication, addressed to the Board of Directors or to the independent directors, to our principal executive offices at 101 Oakley Street, Evansville, IN 47710, in care of our Corporate Secretary, or, alternatively, by email to ir@berryplastics.com.  All correspondence will be logged and forwarded to the director or directors to whom it is addressed.

Code of Business Ethics

We have a Code of Business Ethics that applies to all employees, including our Chief Executive Officer and senior financial officers.  These standards are designed to deter wrongdoing and to promote the highest ethical, moral and legal conduct of all employees.  Our Code of Business Ethics can be obtained on our website.

Compensation of Directors

Effective October 3, 2012, non-employee directors will receive $21,250 per quarter plus $10,000 annually for serving as Chair of a Board committee, and are reimbursed for out-of-pocket expenses incurred in connection with their duties as directors.  For fiscal 2012, non-employee directors earned fees as shown in the following table.

Name	Fees Earned or Paid	Option Awards	Total
Anthony M. Civale	$60,000	$—	$60,000
Patrick J. Dalton(1)	52,000	—	52,000
Donald C. Graham	58,000	—	58,000
Steven C. Graham	64,000	—	64,000
B. Evan Bayh	58,000	—	58,000
Joshua J. Harris	56,000	—	56,000
Robert V. Seminara	68,000	—	68,000

(1)	Mr. Dalton resigned from the Board of Directors effective February 8, 2012.

Messrs. Heller and Rickertsen were appointed to the Board of Directors subsequent to fiscal 2012.  Upon the completion of our initial public offering on October 3, 2012, all non-employee directors received 15,500 option awards with an exercise price of $16 per share. Thereafter, we intend to periodically issue market-competitive option awards to all non-employee directors.

Transactions with Related Persons

Apollo, Graham Partners and certain of our employees who invested in Berry Plastics Group, Inc. entered into a stockholders agreement in 2007 that was amended and restated upon completion of our initial public offering in October 2012.  The amended and restated stockholders agreement provides for, among other things, a restriction on the transferability of the equity ownership of the company of each employee and certain other stockholders that are parties thereto, piggyback registration rights, repurchase rights by the company and Apollo in certain circumstances, demand registration rights for Apollo and Graham Partners and board and information rights for Apollo.

In addition, the amended and restated stockholders agreement provides that, except as otherwise required by applicable law, if Apollo continues to hold (a) at least 50% of our outstanding common stock, it will have the right to designate no fewer than that number of directors that would constitute a majority of our Board of Directors, (b) at least 30% but less than 50% of our outstanding common stock, it will have the right to designate up to five director nominees, (c) at least 20% but less than 30% of our outstanding common stock, it will have the right to designate up to four director nominees, and (d) at least 10% but less than 20% of our outstanding common stock, it will have the right to designate up to three director nominees.  The agreement provides that if the size of the Board of Directors is increased or decreased at any time, Apollo’s nomination rights will be proportionately increased or decreased, respectively, rounded up to the nearest whole number, except that if the Board of Directors increases its size within 180 days of the date of the agreement, Apollo will have the right to designate director nominees to fill each newly created directorship.  The amended and restated stockholders agreement provides that, except as otherwise required by applicable law, the company will take all action within its power to cause all persons nominated by Apollo pursuant to the provisions described above to be included in the slate of nominees recommended by the Board of Directors to our stockholders for election as directors at each annual meeting of our stockholders and will use all reasonable efforts to cause the election of each such nominee, including soliciting proxies in favor of the election of such nominees.  In addition, except as otherwise required by applicable law, Apollo will have the right to designate a replacement to fill a vacancy on our Board of Directors that was designated by Apollo and we will be required to take all action within our power to cause such vacancy to be filled by the replacement designated by Apollo (including by promptly appointing such designee to the Board of Directors).  Once Apollo owns less than 10% of our outstanding common stock, it will have no right to designate director nominees under the amended and restated stockholders agreement.

Under the amended and restated stockholders agreement, the approval of a majority of the members of our Board of Directors, which must include the approval of a majority of the directors nominated by Apollo voting on the matter, will be required under certain circumstances.  These include, as to us and, to the extent applicable, each of our subsidiaries:

•	the amendment, modification or repeal of any provision of our certificate of incorporation and bylaws or similar organizational documents in a manner that adversely affects Apollo;
•
the issuance of additional shares of any class of our capital stock (other than any award under any stockholder approved equity compensation plan or any intra-company issuance among us and our subsidiaries);

•
a merger or consolidation of us with or into any other entity, or transfer (by lease, assignment, sale or otherwise) of all or substantially all of our and our subsidiaries’ assets, taken as a whole, to another entity, the entry into or agreement to undertake any transaction that would constitute a “Change of Control” as defined in our or our subsidiaries’ principal credit facilities or note indentures;

•
the consummation of any acquisition of the stock or assets of any other entity (other than any of our subsidiaries), in a single transaction or a series of related transactions, involving consideration in excess of $75 million in the aggregate, or the entry into any joint venture requiring a capital contribution in excess of $75 million;

•
the incurrence of indebtedness, in a single transaction or a series of related transactions, aggregating to more than $75 million, except for borrowings under a revolving credit facility that has previously been approved or is in existence (with no increase in maximum availability);

•	making a single or series of related capital expenditures in excess of $25 million in any fiscal year;
•	the declaration of any dividends or other distributions (other than intra-company dividends or distributions of any of our subsidiaries);
•	the termination of the Chief Executive Officer or designation of a new Chief Executive Officer;
•	a change in the size of the Board of Directors; and
•	the creation of any non-wholly owned subsidiary of us or any of our subsidiaries.

These approval rights terminate at such time as Apollo no longer beneficially owns at least 25% of our outstanding common stock.

Management Fees

Prior to our initial public offering on October 3, 2012, the company was charged a management fee by Apollo and Graham Partners, for the provision of management consulting and advisory services provided each year.  The management fee was the greater of $3 million or 1.25% of Adjusted EBITDA per year.  The company paid $9 million of total management fees to Apollo and Graham Partners in fiscal 2012.

As a result of our initial public offering, the management services agreement with Apollo and Graham Partners was terminated.

Income Tax Receivable Agreement

In connection with the initial public offering, we entered into an income tax receivable agreement that provides for the payment by us to our pre-initial public offering stockholders, option holders and holders of our stock appreciation rights of 85% of the amount of cash savings, if any, in U.S. federal, foreign, state and local income tax that we actually realize (or are deemed to realize in the case of a change of control) as a result of the utilization of our and our subsidiaries’ net operating losses attributable to periods prior to the initial public offering.  Based on our current taxable income estimates, we expect to pay between $300 million and $350 million in cash related to this agreement.

Other Related Party Transactions

Certain of our management, stockholders and related parties and their affiliates have independently acquired and held financial debt instruments of the company.  During fiscal 2012, interest expense included $2 million related to this debt.

Review and Approval of Related Party Transactions

In connection with our initial public offering, our Board of Directors has adopted a written policy for the review and approval or ratification of any transaction with any related party where the aggregate amount involved is expected to exceed $120,000 and any related party had, has or will have a direct or indirect material interest, with the exception of (i) certain transactions involving another company in which the related party’s only relationship is as a non-executive employee, director or less-than-10% equity owner or limited partner and (ii) certain additional exemptions. Under the policy, the Audit Committee shall review such related party transactions and may approve or ratify them only if it is determined that they are fair as to, and not inconsistent with the best interests of, the company, considering all relevant facts and circumstances.  When reviewing a related party transaction, the Audit Committee may take into consideration all of the relevant facts and circumstances available to it, including, to the extent relevant and feasibly provided:  (a) the material terms and conditions of the transaction; (b) the related party’s relationship to the company; (c) the related party’s interest in the transaction; (d) the approximate dollar value of the transaction and of the related party’s interest in the transaction; (e) the aggregate amount of all payments or installments to be made, in the case of a transaction providing for periodic payments or installments; (f) the aggregate amount of principal to be outstanding and interest rate payable, in the case of indebtedness; and (g) any other material information.

The policy requires any officer, director or employee of the company or its subsidiaries who becomes aware of a potential related party transaction to notify the Chief Financial Officer or an Executive Vice President of the company, who shall then review the proposed transaction and, if it is expected to fall within the policy, present it to the Audit Committee for review. Under the policy, the Audit Committee must approve any related party transaction by the affirmative vote of a majority of its disinterested members. If advance approval is not feasible, then the Audit Committee must ratify the related party transaction at its next regularly scheduled meeting or the transaction must be rescinded. In addition, the Chair of the Audit Committee may pre-approve or ratify any related party transaction in which the aggregate amount involved is reasonably expected to be less than $100,000.

Other than as described above, the company has not entered into any related party transactions required to be disclosed under SEC rules during fiscal 2012.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee is a separately-designated, standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. It is composed of three directors, two of whom the Board of Directors has determined are “independent directors” as defined by NYSE listing standards. The Audit Committee’s responsibilities are set forth in its written charter approved by the Board of Directors. The Board has also determined that the members of the Audit Committee meet the financial literacy requirements of NYSE listing standards.

Management is responsible for the company’s financial reporting process. The independent registered public accountants are responsible for performing an independent audit of the company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report on them. The Audit Committee’s responsibility is to engage the independent auditor and otherwise to monitor and oversee these processes. For the fiscal year ended September  29, 2012, the Audit Committee engaged Ernst & Young LLP to serve as the company’s independent auditor.

The Audit Committee has met and held discussions with management and Ernst & Young LLP. The Audit Committee reviewed and discussed the financial statements for fiscal 2012 with management. Management represented to the Audit Committee that the company’s consolidated financial statements as of and for the fiscal year ended September 29, 2012 were prepared in accordance with the standards of the Public Company Accounting Oversight Board (United States), and the Audit Committee has reviewed and discussed these consolidated financial statements with management. The Audit Committee discussed with the independent registered public accountants matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1.AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accountants that firm’s independence. In addition, the Audit Committee approves in advance all engagements of the company’s independent auditor. The Audit Committee determined that Ernst & Young’s provision of non-audit services to the company as described in “Matters Relating to Independent Registered Public Accountants” is compatible with maintaining that firm’s independence.

Based on these discussions and reviews, the Audit Committee determined that the audited financial statements for the company’s last fiscal year should be included in our company’s Form 10-K, and made a formal recommendation to the Board of Directors to that effect.

Members of the Audit Committee at the time of the filing of the Form 10-K who approved this report (Mr. Rickertsen subsequently became a member of the Audit Committee as of January 1, 2013):

Robert V. Seminara
David B. Heller

EXECUTIVE COMPENSATION

 The Compensation Committee makes all final compensation decisions for our executive officers, including each of our “named executive officers” identified in our Summary Compensation Table and established the annual salaries and bonuses paid to vice presidents and above (which we collectively refer to as the “Senior Management Group”) for fiscal 2012.  Below is a discussion of the principles outlining our executive compensation program.

Compensation Discussion and Analysis

Our goal as an employer is to ensure that our pay practices are equitable as compared to market practice, facilitate appropriate retention, and reward exceptional performance.  We have conducted studies to better understand compensation programs of other manufacturing companies similar in size to the company.  Our studies have reviewed base salary, bonus, and a time based option value for one year, and based on such studies, we believe that our compensation levels generally fall at the lower end of other comparable companies.

The company believes that executive compensation should be designed to align closely the interests of its executive officers and stockholders and to attract, motivate, reward and retain superior management talent.  The company utilizes the following guidelines pertaining to executive compensation:

•	pay compensation that is competitive with the practices of other manufacturing businesses that are similar in size to the company;
•	wage enhancements aligned with the performance of the company;
•	pay for performance by:

•
setting performance goals determined by our CEO and the Board of Directors for our officers and providing a short-term incentive award opportunity through a bonus plan that is based upon achievement of these goals; and

•
providing long-term incentive opportunities in the form of stock options, in order to retain those individuals with the leadership abilities necessary for increasing long-term stockholder value while aligning their interests with those of our investors and stockholders.

Role of Compensation Committee

The Compensation Committee’s specific roles are to:

•
approve and recommend to our Board of Directors all compensation plans for (1) the CEO of the company, (2) all employees of the company and its subsidiaries who report directly to the CEO, and (3) other members of the Senior Management Group, as well as all compensation for our Board of Directors;

•	approve the short-term compensation of the Senior Management Group and to recommend short-term compensation for members of our Board of Directors;
•	approve and authorize grants under the company’s or its subsidiaries’ incentive plans, including all equity plans and long-term incentive plans; and
•	prepare any report on executive compensation required by Securities and Exchange Commission rules and regulations for inclusion in our annual proxy statement, if any.

Role of Executive Officers

The performance goals of each of our executive officers are reviewed annually.  This information, along with the performance of the company and market data, determines the wage adjustment recommendation presented to the Compensation Committee.  All other compensation recommendations with respect to executive officers of the company are made by the CEO pursuant to policies established in consultation with the Compensation Committee and recommendations from the Human Resource Department.

The Compensation Committee evaluates the performance of the CEO and determines the CEO’s compensation in light of the goals and objectives of the compensation program.  The Compensation Committee expects to review, on at least an annual basis, the performance of the CEO as compared with the achievement of the company’s goals and any individual goals.  The CEO, together with the Human Resource Department, will assess the performance and compensation of the other named executives officers annually.  The CEO, together with the Human Resource Department, will review annually the performance of each member of the Senior Management Group as compared with the achievement of the company or operating division goals, as the case may be, together with each executive’s individual goals and make compensation recommendations to the Compensation Committee.  The Compensation Committee can exercise its discretion in modifying any recommended adjustments or awards to the executives.  Both performance and compensation are evaluated to ensure that the company is able to attract and retain high quality executives in vital positions and that their compensation, taken as a whole, is competitive and appropriate compared to that of similarly situated executives in other corporations within the company’s industry.

Executive Compensation Program

The compensation of our executive officers is generally classified into the following three categories:  (1) base salary, (2) annual bonus, and (3) long-term equity awards in the form of company stock options.  The company has selected these elements because each is considered useful and/or necessary to meet one or more of the principal objectives of the company’s business.  Base salary and bonus targets are set with the goal of motivating our named executive officers and adequately compensating and rewarding them on a day-to-day basis for the time spent and the services they perform.  Our equity programs are geared toward providing an incentive and reward for the achievement of long-term business objectives, retaining key talent and more closely aligning the interests of management with our stockholders.

The compensation program for our named executive officers is reviewed on an annual basis. In setting individual compensation levels for a particular executive, the total compensation package is considered, along with the executive’s past and expected future contributions to our business.

Base Salary

Our executive officers’ base salaries depend on their position within the company and its subsidiaries, the scope of their responsibilities, the period during which they have been performing those responsibilities and their overall performance.  Base salaries are reviewed annually and are generally adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

Annual Bonus

The company has a long history of sharing profits with employees.  This philosophy is embedded in our corporate culture and is one of many practices that has enabled the company to continually focus on improvement and be successful.

Our named executive officers participate in our Executive Profit Sharing Bonus Program, which is subject to approval by our Board of Directors every year.  Depending on our overall business performance, which for calendar year 2012 was specifically related to our attainment of Adjusted EBITDA (excluding the impact of current-year acquisitions and dispositions) and our growth, each named executive officer was eligible to receive a bonus ranging from zero to 108% of his or her annual base salary.  These target ranges were the same for all members of the Senior Management Group and were subject to change at the discretion of the Compensation Committee.  Performance objectives are generally set on an annual basis.  The applicable performance period is the calendar year in which the bonus award opportunity is granted.

In determining the amount each named executive officer earned under the Executive Profit Sharing Bonus Program, 75% of the target value of the award was earned based on attaining 100% of the applicable annual Adjusted EBITDA target, and 25% was based on attaining a pre-established level of growth in the equity value of the company.  By meeting both targets, named executive officers qualified to earn 68.5% of their annual base salary.  Bonus payments were thus directly tied to the performance of the company.  Upon approval by our Board of Directors, bonuses were, to the extent earned, generally paid on an annual basis on a date determined by the Compensation Committee.

In connection with our initial public offering on October 3, 2012, we adopted the Berry Plastics Group, Inc. Executive Bonus Plan.  The Executive Bonus Plan is intended to provide an incentive for superior work and to motivate covered key executives toward even greater achievement and business results, to tie their goals and interests to those of ours and our stockholders and to enable us to attract and retain highly qualified executives.  Under the Executive Bonus Plan, we may pay bonuses (including, without limitation, discretionary bonuses) to key executives, including executive officers, based upon such terms and conditions as our Board of Directors or Compensation Committee may in its discretion determine.  The Executive Bonus Plan is administered by our Board of Directors and/or Compensation Committee.

Beginning in calendar year 2013, in determining the amount each covered executive officer earns under the Executive Bonus Plan, each covered executive officer, other than Dr. Rich, is eligible to receive a bonus ranging from zero to 137% of his or her annual base salary.  Dr. Rich is eligible to receive a bonus ranging from zero to 200% of his annual base salary. The determination of the target values under the Executive Bonus Plan is consistent with the determination of such target values under the Executive Profit Sharing Bonus Program.  By meeting both targets, covered executive officers, other than Dr. Rich, qualify to earn 68.5% of their annual base salary.  By meeting both targets, Dr. Rich qualifies to earn 100% of his annual base salary.  Bonus payments under the Executive Bonus Plan thus continue to be directly tied to the performance of the company.  Upon approval by our Board of Directors, bonuses are, to the extent earned, generally paid on an annual basis on a date determined by the Compensation Committee.

Equity Compensation Plans

In 2006, we adopted the 2006 Equity Incentive Plan.  The 2006 Equity Incentive Plan permits us to grant stock options, stock appreciation rights, and rights to purchase shares to employees, directors or consultants of the company or any of its subsidiaries.  The 2006 Equity Incentive Plan is administered by our Board of Directors or, if designated by our Board of Directors, by the Compensation Committee.  Approximately 12.3 million shares of our common stock are reserved for issuance under the 2006 Equity Incentive Plan, after giving effect to the 12.25-for-one stock split that we executed in October 2012.

As discussed below, we have awarded stock options to members of our management, including our named executive officers.  However, the Compensation Committee has not established a formal program or practice regarding the amount or timing of equity award grants to our employees.  We do not have a program, plan or practice for selecting grant dates for awards under the 2006 Equity Incentive Plan in coordination with the release of material nonpublic information.  Under the 2006 Equity Incentive Plan, the exercise price for option awards is the fair market value of our common stock on the date of grant.  Historically, the fair market value of a share of our common stock was determined by the Board of Directors by applying industry-appropriate multiples to our then-current Adjusted EBITDA.  This valuation took into account a level of net debt that excluded cash required for working capital purposes.  Going forward, we expect that the fair market value of a share of our common stock will be determined for this purpose by reference to the public trading price of a share of our common stock on the date of grant of the option (e.g., using a weighted average or closing price).  The Compensation Committee is not prohibited from granting awards at times when it is in possession of material nonpublic information.  However, no inside information was taken into account in determining the number of options previously awarded or the exercise price for those awards, and we did not “time” the release of any material nonpublic information to affect the value of those awards.

From time to time, we have granted management participants stock options or stock appreciation rights under the 2006 Equity Incentive Plan.  In connection with the grants, we have entered into stock option or stock appreciation right award agreements with management participants.  The Compensation Committee believes that the granting of awards under the 2006 Equity Incentive Plan promotes, on a short- and long-term basis, an enhanced personal interest for our executives and an alignment of those interests with the goals and strategies of the company and the interests of our stockholders.  The Compensation Committee also believes that the equity grants provide not only financial rewards to such executives for achieving company goals but also provide additional incentives for executives to remain with the company.

Generally, options granted under the 2006 Equity Incentive Plan and the Berry Plastics Group, Inc. 2012 Long-Term Incentive Plan (which we refer to as the “2012 Plan”), become vested and exercisable over a five-year period.  Unless set forth otherwise in the applicable award agreement, time-based options generally vest in 20% increments on each of the first five anniversaries of the grant date.  Performance-based options generally vest upon achievement of certain EBITDA or IRR targets, and all options granted and outstanding under the 2006 Equity Incentive Plan vest on the ninth anniversary of the date of grant regardless of the achieving of the defined targets.  In each case, the vesting of options is generally subject to the grantee’s continued employment at the company or at one of its subsidiaries as of the applicable vesting date (subject to certain exceptions, as described below).

The 2006 Equity Incentive Plan (as supplemented by a side letter) provides for payment to holders of vested outstanding stock options and stock appreciation rights of special dividends and a pro rata share of transaction fees that may be paid to Apollo and Graham Partners in connection with certain extraordinary transactions.  Absent an agreement otherwise, dividends and transaction fees in respect of unvested options and stock appreciation rights are credited to an account (and funded through the use of a “rabbi” trust) and paid to the option or stock appreciation right holder upon the earlier of the second anniversary of the date of payment of dividends or transaction fees generally (as the case may be), the holder’s death, disability, retirement, termination without cause or resignation for good reason or a change of control of us (as such terms are defined in the 2006 Equity Incentive Plan).  The above terms and conditions regarding payments and credits in the event of special dividends will expire upon the consummation of the offering.

The maximum term of options granted under the 2006 Equity Incentive Plan and options granted under the 2012 Plan is ten years.  Subject to certain exceptions set forth in the applicable stock option award agreement, unvested options granted under the 2006 Equity Incentive Plan will automatically be forfeited upon termination.  With respect to options granted under the 2012 Plan, upon a termination for any reason other than for cause, the death or disability of the participant, or a voluntary termination of employment by the participant, an additional 5% of the participant’s options will vest for each full three-month period lapsed from the prior vesting date or, in the case of such a termination prior to the first anniversary of the grant date, the grant date.  In the case of a termination for cause, vested options are forfeited.  All vested options held by the participant upon a termination of employment (other than for cause) will expire 90 days after termination (or one year after termination in the case of termination due to death or disability).  In the case of a termination of employment due to death or disability, an additional 20% of a participant’s options will vest and, with respect to options granted under the 2012 Plan, an additional 5% of the participant’s options will vest for each full three-month period lapsed from the prior vesting date or, in the case of such a termination prior to the first anniversary of the grant date, the grant date.

With respect to options granted under the 2006 Equity Incentive Plan, 20% of each grantee’s option grants become vested upon a “change in control” of us, and 40% of each grantee’s option grants become vested if such change in control results in the achievement of a targeted internal rate of return.  In the case of Dr. Jonathan Rich, our Chief Executive Officer, different vesting terms and conditions apply to his unvested stock options in the event his employment is terminated under certain circumstances or there is a change of control of us.   With respect to options granted under the 2012 Plan, if the employment of the participant is terminated at any time following a “change in control” of us for any reason other than for cause, the death or disability of the participant, or the voluntary termination of employment by the participant, 40% of each grantee’s options become vested.

The 2012 Plan permits us to grant stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock-based awards to employees, directors and consultants of the company or any of its subsidiaries.  The 2012 Plan is administered by our Board of Directors or, if designated by our Board of Directors, by the Compensation Committee.  Subject to adjustment, the 2012 Plan authorizes the issuance of up to 9,297,750 shares of common stock pursuant to the grant or exercise of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units and other equity-based awards.  The maximum number of shares of common stock issued pursuant to incentive stock options will be 929,775 shares of common stock.

In connection with our initial public offering, we granted under the 2012 Plan stock option awards with respect to approximately 2.72 million shares in the aggregate to non-employee directors, employees and officers, including our named executive officers as follows:  Dr. Rich—720,000 options, Mr. Kratochvil—180,000 options, Mr. Unfried—100,000 options, Mr. Salmon—100,000 options and Mr. Becker—45,000 options.  Such options granted to our named executive officers have a per-share exercise price equal to our initial public offering price of $16 and are subject to the time-based vesting conditions described above.

Compensation Programs and Risk Management

We have determined that any risks arising from our compensation programs and policies are not reasonably likely to have a material adverse effect on the company.  Our compensation programs and policies mitigate risk by combining performance-based, long-term compensation elements with payouts that are highly correlated to the value delivered to the company and its stockholders.  The combination of performance measures applicable to annual bonuses and equity compensation awards granted to our executive officers and the multi-year vesting schedules applicable to equity awards granted to our executives encourages our executives to maintain both a short- and long-term view with respect to company performance.

Post-Employment Compensation

We provide post-employment compensation to our employees, including our named executive officers, as a continuance of the post-retirement programs sponsored by prior owners of the company.  The Compensation Committee believes that offering such compensation allows us to attract and retain qualified employees and executives in a highly competitive marketplace and rewards our employees and executives for their contribution to the company during their employment.

A principal component of our post-employment executive officer compensation program is a qualified defined contribution 401(k) plan and a retirement health plan, which plans apply to all of our employees generally.  Additionally, as described in more detail below, certain of our named executive officers are party to employment agreements with us that provide for termination rights and benefits.  Under the 401(k) plan, the company awards a $200 lump sum contribution annually for participating in the plan and matches dollar-for-dollar the first $300 contributed by participants, with an additional match equal to 10% of the applicable participant’s elective deferrals made during the plan year (subject to the limits set forth under the Internal Revenue Code).  Participants who contribute at least $1,000 will also receive an additional $150 lump sum deposit at the end of the year.  Company matching contributions are immediately vested upon contribution.

Perquisites and Other Personal Benefits

The Compensation Committee periodically reviews the perquisites provided to our executive officers to ensure that they are reasonable, competitive and consistent with the overall compensation program.  Such perquisites include for certain of our executive officers (as set forth in more detail in the Summary Compensation Table and accompanying footnotes) use of a company-provided car and financial planning and tax assistance.

Section 162(m) of the Internal Revenue Code

From and after the time that our compensation programs become subject to Section 162(m) of the Internal Revenue Code, we intend to consider the structure of base salary, annual bonus and equity award compensation in order to maintain the deductibility of compensation under Section 162(m), to the extent we believe it is in the best interests of our stockholders to do so.  However, the Board of Directors will take into consideration other factors, together with Section 162(m) considerations, in making executive compensation decisions and could, in certain circumstances, approve and authorize compensation that is not fully tax deductible.  Transition provisions under Section 162(m) may apply for a period of approximately three to four years to certain compensation arrangements that were entered into by us prior to being publicly traded.

Summary Compensation Table

The following table sets forth the compensation awarded to, earned by, or paid to the chief executive officer, chief financial officer and the other three most highly compensated executive officers (collectively, the “Named Executive Officers”) during fiscal years 2012, 2011 and 2010.

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards		All Other Compensation		Total
Jonathan D. Rich	2012	$864,716	$776,687	$—		$5,560		$1,646,963
Chairman and Chief Executive Officer	2011	834,329	30,740	733,239	(1)	25,993		1,624,301
	2010	—	—	—		—		—
Randall J. Becker	2012	$516,113	$456,875	$—		$9,468		$982,456
Chief Operating Officer	2011	522,729	75,000	—		2,325		600,054
	2010	422,617	143,331	—		2,736		568,684
James M. Kratochvil	2012	$503,809	$443,225	$—		$22,513	(2)	969,547
Chief Financial Officer	2011	512,552	72,759	—		14,171		599,482
	2010	448,688	313,864	—		—		762,552
Thomas E. Salmon	2012	$429,066	$429,988	$—		$13,430	(3)	$872,484
President—Engineered Materials Division	2011	408,910	60,633	—		2,263		471,806
	2010	376,595	261,553	—		12,449		650,597
G. Adam Unfried	2012	$358,134	$311,749	$—		$4,426		$674,309
President—Rigid Packaging—Open Top	2011	357,032	51,176	—		2,333		410,541
	2010	312,609	204,705	—		2,185		519,499

(1)
Equals the aggregate grant date fair value, as computed in accordance with FASB ASC Topic 718, of the grants of nonqualified stock options to Dr. Rich under the 2006 Equity Incentive Plan.  For a description of the assumptions used to value these options, please refer to Note 1 to the “Notes to Consolidated Financial Statements.”

(2)
Equals the sum of (1) $13,163 in costs incurred by the company for the executive’s use of a company-provided vehicle, (2) $1,871 in costs of group life insurance coverage provided to the executive, (3) $4,430 in costs incurred by the company for the executive’s tax return preparation, (4) $229 in costs of individual disability coverage provided to the executive and (5) $2,820 in matching contributions made by the company to the executive’s account under the company 401(k) plan.

(3)
Equals the sum of (1) $10,585 in costs incurred by the company for the executive’s use of a company provided vehicle, (2) $543 in costs of group life insurance coverage provided to the executive, and (3) $2,302 in matching contributions made by the company to the executive’s account under the company 401(k) plan.

Employment and Consulting Agreements

Messrs. Becker and Kratochvil were party to employment agreements with the company that expired in December 2011 (although the severance provisions of such agreements remain in effect, as described below), and Messrs. Unfried and Salmon are party to agreements that remain in effect unless terminated according to the agreements’ terms.  The employment agreements provide for base salary as disclosed in the “Summary Compensation Table” above.  Salaries are subject in each case to annual adjustment at the discretion of the company.  The employment agreements generally entitle each executive to participate in all incentive compensation and welfare plans established by the Company for executive officers.

The company may terminate the employment agreements for “cause” or due to a “disability” (as such terms are defined in the agreements).  Specifically, if Mr. Salmon or Mr. Unfried is terminated by the company without “cause” (as such term is defined in their respective agreements), each is entitled to:  (1) a pro rata portion of the annual bonus awarded to the executive for the year in which termination occurs, and (2) (A) if terminated prior to January 1, 2015, continuation of base salary for one year after termination, and (B) if terminated on or after January 1, 2015, severance benefits pursuant to the provisions of the Berry Plastics Corporation Severance Pay Plan in effect on the date of termination.  Notwithstanding the termination of their employment agreements on December 31, 2011, if Mr. Kratochvil or Mr. Becker is terminated without “cause,” which, in the case of Mr. Kratochvil, includes a termination by reason of death or “disability” (as such terms are defined in their respective agreements), each is entitled to:  (1) the greater of (A) continuation of base salary for one year after termination or (B) 1/12 of one year’s base salary for each year of employment (subject to a maximum of 30 years) with the company and its predecessors, and (2) a pro rata portion of the annual bonus awarded to him for the year in which termination occurs.  Each employment agreement also includes customary noncompetition, nondisclosure and nonsolicitation provisions.

In October 2010, the company and Dr. Rich entered into an employment agreement.  The employment agreement provides for base salary as disclosed in the “Summary Compensation Table” above.  Salary is subject to annual adjustment at the discretion of the Compensation Committee of the Board of Directors.  The agreement generally entitles Dr. Rich to an annual performance-based target bonus determined based on a defined percentage of his then-current annual base salary and to participate in all welfare plans established for executive officers.  If Dr. Rich’s employment is terminated by the company without “cause,” if Dr. Rich resigns for “good reason,” or if his employment is terminated by reason of death or disability, in each case (other than death) subject to his execution of a release of claims and compliance with the restrictive covenants set forth in his agreement, he is entitled to (1) cash severance equal to 18 months’ base salary, payable in monthly installments, (2) a prorated bonus based on actual performance for the year in which termination occurs and (3) for the severance continuation period, a monthly amount equal to the amount by which the monthly COBRA continuation coverage premium exceeds the active employee monthly premium under the company’s group medical plans.  The employment agreement also includes customary noncompetition, nondisclosure and nonsolicitation provisions.

Outstanding Equity Awards at Fiscal Year-End Table

The following table shows the number of outstanding equity awards held by each of our named executive officers as of September 29, 2012.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($/sh)	Option Expiration Date
Jonathan D. Rich	102,085	1,122,914	(1)	6.12	10/04/20
James M. Kratochvil	255,558	—		8.16	9/20/16
Randall J. Becker	127,779	—		8.16	9/20/16
Randall J. Becker	23,951	39,919	(2)	6.18	1/01/20
G. Adam Unfried	167,580	—		8.16	9/20/16
Thomas E. Salmon	26,814	6,702	(3)	8.16	6/04/17
Thomas E. Salmon	62,215	29,953	(4)	9.21	1/01/18

(1)
The executive’s unvested options vest as follows:  (i) with respect to 306,256 options, 25% vest on October 4 of each of 2012, 2013, 2014 and 2015, and (ii) 816,658 options vest upon the attainment of certain performance criteria.

(2)
The executive’s unvested options vest as follows:  (i) with respect to 14,371 options, approximately 1,597 vest at the end of each calendar quarter beginning with the calendar quarter ending December 31, 2012, (ii) with respect to 19,161 options, approximately 6,387 vest at the end of each calendar year beginning with the 2012 calendar year based on the attainment of performance criteria, and (iii) approximately 6,387 options vest on January 1, 2019.

(3)	The executive’s unvested options vest on June 4, 2016.

(4)
The executive’s unvested options vest as follows:  (i) approximately 2,303 options vest at the end of the calendar quarter ending December 31, 2012, (ii) 9,216 options vest at the end of calendar year 2012 based on the attainment of performance criteria, and (iii) approximately 18,434 options vest on January 1, 2017.

Option Exercises for the 2012 Fiscal Year

No options were exercised by our named executive officers in fiscal 2012.

Potential Payments Upon Termination or Change-in-Control

As discussed above, Messrs. Unfried, Salmon and Dr. Rich are party to employment agreements with the company.  Messrs. Becker and Kratochvil were party to employment agreements with the company that expired in December 2011 that, notwithstanding their termination, provide the severance benefits described below.  If Mr. Becker or Mr. Kratochvil is terminated without “cause,” which, in the case of Mr. Kratochvil, includes a termination by reason of death or “disability” (as such terms are defined in their respective agreements), each is entitled to:  (1) the greater of (A) continuation of base salary for one year after termination and (B) 1/12 of one year’s base salary for each year of employment (subject to a maximum of 30 years) with the company and its predecessors, and (2) a pro rata portion of the annual bonus awarded to him for the year in which termination occurs.  If Mr. Salmon or Mr. Unfried is terminated by the company without “cause” (as such term is defined in their respective agreements), the executive is entitled to:  (1) a pro rata portion of the annual bonus awarded to the executive for the year in which termination occurs, and (2) (A) if terminated prior to January 1, 2015, continuation of base salary for one year after termination, and (B) if terminated on or after January 1, 2015, severance benefits pursuant to the provisions of the Berry Plastics Corporation Severance Pay Plan in effect on the date of termination.  If Dr. Rich is terminated by the company without “cause,” he resigns for “good reason” or if his employment is terminated by reason of death or disability, in each case (other than death) subject to his execution of a release of claims and compliance with the restrictive covenants set forth in his agreement, he is entitled to (1) cash severance equal to 18 months’ base salary, payable in monthly installments, (2) a prorated bonus based on actual performance for the year in which termination occurs, and (3) for the severance continuation period, a monthly amount equal to the amount by which the monthly COBRA continuation coverage premium exceeds the active employee monthly premium under the company’s group medical plans.

Under the company’s form of option award agreements under the 2006 Equity Incentive Plan, as described above, unvested options will automatically be forfeited upon a termination without cause (in the case of a termination for cause, vested options are also forfeited).  In the case of a termination of employment due to death or disability, an additional 20% of an executive’s options will vest.  Twenty percent of each executive’s option grants becomes vested upon a “change in control” of us, and 40% becomes vested if such change in control results in the achievement of a targeted internal rate of return.  In the case of Dr. Rich, different vesting terms and conditions apply to his unvested stock options in the event his employment is terminated under certain circumstances or there is a change of control of us.  Assuming the initial public offering price of $16.00 per share, and that the employment of each of our named executive officers had been terminated without “cause” on September 29, 2012, the “in the money” value of any vested options held by Messrs. Kratochvil, Becker, Salmon, Unfried and Dr. Rich as of such date would have been approximately $2,259,133, $1,388,716, $721,691, $1,481,407 and $1,110,685, respectively.  (These figures do not reflect values attributable to option awards granted to such officers under the 2012 Plan after September 29, 2012, in connection with our offering because such officers did not hold such options as of such date.)

If each of our named executive officers had been terminated without “cause” on September 29, 2012, Messrs. Kratochvil, Becker, Salmon, Unfried and Dr. Rich would have received cash severance amounts of approximately $1,392,000, $1,254,000, $650,000, $542,000 and $1,741,000, respectively.

Compensation Committee Interlocks and Insider Participation

During fiscal 2012, no officer or employee served as a member of the Compensation Committee.  Messrs. Seminara, Donald Graham and Civale, members of our Compensation Committee, have relationships with our equity sponsors, Apollo and Graham Partners.  We paid fees during fiscal 2012 to our equity sponsors for providing management, consulting, or other advisory services.  As such, Messrs. Seminara, Donald Graham and Civale may be indirect beneficiaries of the relationship between our equity sponsors and us.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with the company’s management the “Compensation Discussion and Analysis” included in this proxy statement. Based on such review and discussions, the Compensation Committee recommended to the company’s Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement.

THE COMPENSATION COMMITTEE
Robert V. Seminara
Donald C. Graham
Anthony M. Civale

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of existing common stock, to file with the Securities and Exchange Commission reports detailing their ownership of existing common stock and changes in such ownership. Officers, directors and greater-than-10% stockholders are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file. Berry Plastics Group, Inc was not subject to Section 16(a) during our most completed fiscal year.  Based solely on review of the copies of such forms furnished to us, we believe that, directors and greater-than-10% stockholders complied with the filing requirements of Section 16(a) since the time Section 16(a) became applicable.

PROPOSAL 1:  ELECTION OF DIRECTORS

The amended and restated stockholders agreement that the company entered into with Apollo and certain stockholders upon consummation of our initial public offering provides that, except as otherwise required by applicable law, if Apollo continues to hold (a) at least 50% of our outstanding common stock, it will have the right to designate no fewer than that number of directors that would constitute a majority of our Board of Directors, (b) at least 30% but less than 50% of our outstanding common stock, it will have the right to designate up to five director nominees, (c) at least 20% but less than 30% of our outstanding common stock, it will have the right to designate up to four director nominees, and (d) at least 10% but less than 20% of our outstanding common stock, it will have the right to designate up to three director nominees.
In considering individuals, other than affiliates of Apollo, as designees recommended for nomination as directors, our Nominating and Governance Committee seeks persons who collectively possess the range of attributes described above under “Corporate Governance — Nominating and Governance Committee”. The Nominating and Governance Committee and the Board believe that the nominees listed below collectively possess these attributes, which, together with the respective experience and attributes of our directors described in the biographical summaries above, make each of our directors well qualified to serve on our Board.

Three directors are to be elected by the holders of common stock. Donald C. Graham, David B. Heller and Carl J. “Rick” Rickertsen have each been nominated for a term of three years and until their respective successors have been elected and qualified. All nominees are currently members of the present board of directors.

B. Evan Bayh, Anthony M. Civale and Steven C. Graham are currently serving terms that expire at the 2014 annual meeting.  Joshua J. Harris, Jonathan D. Rich and Robert V. Seminara are currently serving terms that expire at the 2015 annual meeting.

If, at the time of this annual meeting, any nominee is unable or declines to serve, the discretionary authority provided in the proxy may be exercised to vote for a substitute or substitutes. The board of directors has no reason to believe that any substitute nominee or nominees will be required.

THE  BOARD  OF   DIRECTORS  UNANIMOUSLY  RECOMMENDS  A  VOTE  “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

PROPOSAL 2:  ADVISORY, NON-BINDING VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act, we are including in this proxy statement a separate resolution, subject to stockholder vote, to approve, in an advisory, non-binding vote, the compensation of our Named Executive Officers disclosed in the "Executive Compensation" section beginning on page 17 of this Proxy Statement.

We believe that the information we have provided above in the “Executive Compensation” section of this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation.

Accordingly, we are asking our stockholders to approve, in an advisory, non-binding vote, the following resolution:

"RESOLVED, that the stockholders approve, in an advisory, non-binding vote, the compensation of the company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion."

This advisory resolution, commonly referred to as the "say-on-pay" resolution, is non-binding on the Board of Directors.  Although non-binding, the Board of Directors and Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

THE  BOARD  OF   DIRECTORS  UNANIMOUSLY  RECOMMENDS  A VOTE “FOR” THE ADVISORY (NON-BINDING) VOTE APPROVING OUR EXECUTIVE COMPENSATION.

PROPOSAL 3:  ADVISORY, NON-BINDING VOTE ON WHETHER THE ADVISORY VOTES ON EXECUTIVE COMPENSATION SHOULD OCCUR EVERY ONE, TWO OR THREE YEARS

In accordance with the requirements of Section 14A of the Exchange Act, a non-binding, advisory resolution must be submitted to our stockholders to determine whether they want us to include a proposal regarding an advisory vote on executive compensation, similar to Proposal 2 above, every year, every two years, or every three years. Accordingly, as a stockholder of the company, you are being asked to vote on the following advisory resolution:

RESOLVED, that the stockholders indicate, on an advisory basis, that the company should conduct the advisory vote on executive compensation required by Rule 14a-21(a) under the Securities Exchange Act of 1934 every year, every two years, or every three years, as reflected by their vote on these alternatives in connection with this resolution.

The proxy card provides stockholders with four choices on this voting item (every year, every two years, or every three years, or abstain). Stockholders are not voting to approve or disapprove the Board of Director’s recommendation.  You should vote based on your preference as to the frequency with which future advisory votes on executive compensation should be held.  If you have no preference, you should abstain.

Based upon the recommendation of the Nominating and Governance Committee, the Board of Directors believes that submitting the advisory vote on executive compensation to stockholders every three years is appropriate at this time.

This vote will not be binding, and thus the company will not be required to implement whatever frequency option receives the highest number of votes cast by stockholders. However, the Board of Directors and the Nominating and Governance Committee value stockholder input and will carefully consider the results of the vote when making decisions regarding the frequency of future advisory votes on executive compensation.

PROPOSAL 4:  RATIFICATION OF SELECTION OF REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee, a committee of the Board of Directors, has appointed Ernst & Young LLP to serve as our independent registered public accountants for the fiscal year ending September 28, 2013, subject to ratification by the holders of our common stock. Our financial statements for the fiscal year ended September 29, 2012 were certified by Ernst & Young LLP. Representatives of Ernst & Young LLP are expected to attend the annual meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

If stockholders do not ratify the selection of Ernst & Young LLP as our independent registered public accountants, or if prior to the 2012 annual meeting of stockholders Ernst & Young LLP ceases to act as our independent registered public accountants, then the Audit Committee will reconsider the selection of independent registered public accountants.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS AVOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 28, 2013.

MATTERS RELATING TO INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Fees Paid to Independent Registered Public Accountants

The following table sets forth the fees (in millions) paid to Ernst & Young LLP for fiscal 2011 and 2012, for various categories of professional services they performed as our independent registered public accountants.

	2012	2011
Audit Fees (1) ..................................................................	$3	$3
Tax Fees (2).......................................................................	-	1
Total Fees .........................................................................	$3	$4

(1)   Includes annual financial statement and limited quarterly review services, statutory audits of foreign subsidiaries and providing consents for SEC filings and other services that are normally provided by the independent registered public accountants in connection with securities offerings.

(2)   Includes domestic and international tax compliance and planning services and tax advice.

Engagement of Independent Registered Public Accountants and Approval of Services

During fiscal 2012 and 2011, prior to engaging the independent registered public accountants to render the above services, the Audit Committee approved the engagement for each of the services and determined that the provision of such services by the independent registered public accountants was compatible with the maintenance of Ernst & Young LLP’s independence in the conduct of its auditing services. The Audit Committee  pre-approves the retention of the independent registered public accountants for any audit services and for any non-audit services, including tax services. No services were performed during fiscal 2012, under the de minimis exception in Rule 2-01(c) (7)(i)(C) of Regulation S-X.

STOCKHOLDER PROPOSALS

Under the rules of the Securities and Exchange Commission, any of our stockholders wishing to have a proposal considered for inclusion in our 2014 proxy solicitation materials must set forth such proposal in writing and file it with our Corporate Secretary on or before the close of business on October 24, 2013.  However, if the date of the 2013 Annual Meeting is more than 30 days before or after March 20, 2014, then the deadline for submitting any stockholder proposal for inclusion in the proxy materials relating to such Annual Meeting will be a reasonable time before we begin to print or mail such proxy materials.  The inclusion of any such stockholder proposals in such proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act, including Rule 14a-8.

Any stockholder who wishes to propose any business to be considered by the stockholders at the 2014 Annual Meeting, other than a proposal for inclusion in the proxy statement pursuant to Securities and Exchange Commission regulations as described above, or who wants to nominate a person for election to the board of directors at that meeting and have such nominee included in our proxy materials for our 2014 Annual Meeting, must provide a written notice that sets forth the specified information described in our Bylaws concerning the proposed business or nominee.  The notice must be delivered to the Corporate Secretary at our principal executive offices, at the address set forth above, not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the date of the 2013 Annual Meeting.  As a result, any notice given by a stockholder pursuant to these provisions of our Bylaws (and not pursuant to the Securities and Exchange Commission regulations relating to stockholder proposals for inclusion in the proxy materials) must be received no earlier than the close of business on November 20, 2013, and no later than the close of business on December 20, 2013, unless our Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, in which case the stockholder’s notice must be received not later than the close of business on the 90th day prior to the date of the Annual Meeting (or, if later, the tenth day following the day on which the meeting is publicly announced).  The requirements for the notice are set forth in our Bylaws, a copy of which can be obtained upon request directed to the Corporate Secretary at our principal executive offices at the address set forth above.

Our Board of Directors will review any stockholder nominations that are made according to the procedures described above and, with the assistance of the Secretary, will determine whether such proposals meet applicable criteria for inclusion in our proxy solicitation materials or consideration at the annual meeting. In addition, we retain discretion to vote proxies on matters of which we are not properly notified at our principal executive offices on or before the close of business on the applicable stockholder proposal filing deadline, and also retain that authority under certain other circumstances.

OTHER MATTERS

Our Board of Directors knows of no other matters to be brought before this annual meeting. However, if other matters should come before the meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his or her judgment on such matters.

EXPENSES OF SOLICITATION

The entire expense of soliciting proxies, including preparing, assembling, printing and mailing the proxy form and the material used in the solicitation of proxies, will be paid by us. Solicitations may be made in person or by mail, telephone, facsimile or other means of electronic communication by our directors, officers and other employees, and none of those persons will receive any additional compensation in connection with the solicitation. We also will request record holders of shares beneficially owned by others to forward this proxy statement and related materials to the beneficial owners of such shares, and will reimburse those record holders for their reasonable expenses incurred in doing so.

HOUSEHOLDING OF PROXY MATERIALS

We have adopted a procedure permitted by Securities and Exchange Commission rules that is commonly referred to as “householding.” Under this procedure, a single proxy statement and annual report are delivered to multiple stockholders sharing an address unless we receive contrary instructions from any stockholder at that address. We will continue to send a separate proxy card to each stockholder of record. We have adopted this procedure because we believe it reduces the volume of duplicate information stockholders receive and helps to reduce our printing and postage costs. A number of brokers with account holders who are Berry stockholders will be “householding” our proxy materials and annual reports as well.

     If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, or if you and other stockholders sharing your address are receiving multiple copies of the proxy materials and you would like to receive only a single copy of such materials in the future, please notify your broker if you hold your Berry shares through a broker, or notify us directly if you are a stockholder of record by contacting our Investor Relations Department by e-mail at ir@berryplastics.com or by phone at (812) 306-2964.  We will send promptly additional copies of the relevant materials following receipt of a request for additional copies.

Berry Plastics Group

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on March 20, 2013.

Vote by Internet

- Go to www.investorvote.com/BERY
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals - The Board of Directors recommends a vote FOR all director nominees listed below, FOR Proposals (2) and (4), and for "3 YEARS" for Proposal (3).

1. Election of Directors:

01 - Donald C. Graham 02 - David B. Heller 03 - Carl J. Rickertsen

☐ Mark here to vote FOR all nominees ☐ Mark here to WITHHOLD vote from all nominees ☐ For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) listed. ____________

	For	Against	Abstain
2. To approve, on an advisory, non-binding basis, Berry Plastics Group, Inc.'s executive compensation.	☐	☐	☐
4. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending September 28, 2013.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
3. To approve, on an advisory, non-binding basis, whether the advisory vote on executive compensation should occur every one, two or three years.	☐	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1UPX

01KWQC

Important notice regarding the Internet availability of
proxy materials for the Annual Meeting of shareholders.
The Notice of Annual Meeting of Stockholders, Proxy Statement,
2012 Annual Report on Form 10-K and form of proxy are available at:
www.edocumentview.com/BERY

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy - Berry Plastics Group, Inc.

Notice of 2013 Annual Meeting of Shareholders

Proxy Solicited by Berry Plastics Group, Inc. Board of Directors for Annual Meeting - March 20, 2013

The undersigned hereby appoints Jonathan D. Rich, Chairman and Chief Executive Officer and Jason K. Greene, Executive Vice President and General Counsel, and each of them, the true and lawful proxies of the undersigned, with several powers of substitution, to each independently and without the other vote all shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Berry Plastics Group, Inc. to be held on March 20, 2013 and at any and all adjournments or postponements thereof, in accordance with the instructions on the reverse side, and in accordance with their best judgment in connection with such other business (including, in the event that any director nominee named in this proxy card is unwilling or unable to serve, the election of any substitute therefore) as may properly come before the Annual Meeting. The undersigned hereby revokes all prior proxies that the undersigned has given with respect to the Annual Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DESIGNATED BELOW. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS APPEARING ON THE PROXY, PROXIES WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL (1), FOR PROPOSALS (2) AND (4), AND FOR "3 YEARS" FOR PROPOSAL 3.